Exhibit 21.1

GAIAM, INC.

SUBSIDIARIES

Subsidiaries	State or Country of Incorporation or Registration
Conscious Media, Inc.	State of Colorado
Gaiam Americas, Inc.	State of Colorado
Gaiam.com, Inc.	State of Colorado
Gaiam Direct, Inc.	State of Colorado
Gaiam Holdings, Inc.	State of Colorado
Gaiam International B.V. (1)	The Netherlands
Gaiam International C.V. (2)	The Netherlands
Gaiam International, Inc.	State of Colorado
Gaiam International II, Inc.	State of Colorado
Gaiam International III, Inc.	State of Colorado
Gaiam PTY (4)	Australia
Gaiam Shared Services, Inc.	State of Colorado
Gaiam Travel, Inc.	State of Colorado
GT Direct, Inc.	State of Colorado
Natural Habitat, Inc. (3)	State of Colorado
Spiritual Cinema, Inc.	State of Colorado
SPRI Products, Inc.	State of Illinois

All subsidiaries are 100% owned by Gaiam, Inc. except as noted:

(1)	100% owned by Gaiam International CV
(2)	80% owned by Gaiam International, Inc., 10% owned by Gaiam International II, Inc., 10% owned by Gaiam International III, Inc.
(3)	51.3% owned by Gaiam Travel, Inc.
(4)	50.01% owned by Gaiam International BV

This list omits subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.